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                                                                   EXHIBIT 2.2

                        FIRST AMENDMENT TO AGREEMENT FOR

                         THE PURCHASE AND SALE OF ASSETS



                  THIS FIRST AMENDMENT TO AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS (the "Amendment") is made as of March 14, 1997 by and between AT&T Corp., a New York corporation ("Seller"), and Loral Space & Communications Ltd., a Bermuda company ("Buyer").

                              W I T N E S S E T H:

                  WHEREAS, Buyer and Seller entered into that certain Agreement for the Purchase and Sale of Assets, dated as of September 25, 1996 (the "Agreement"); and

                  WHEREAS, Buyer and Seller desire to amend the Agreement as set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the terms and conditions herein, the parties hereto agree as follows:

                  1.       Amendment.

                            (a)     The Agreement is hereby amended by deleting
the words "means $487,000,000" from the definition of "Reference Amount" set forth in Section 1.1 and inserting in their place the following words: "means $418,000,000".

                            (b)     The Agreement is hereby amended by
inserting the following sentence at the end of Section 2.1:

                           "Notwithstanding anything else contained in this
Section 2.1, "Purchased Assets" shall not include the rights of Seller under any property, casualty or other insurance policy listed on Schedule 3.17 insofar as such rights relate to the Telstar 401 satellite, including all rights to claims relating to the Telstar 401 satellite under such insurance policies; provided, however, that the Telstar 401 satellite shall be a Purchased Asset.

                            (c)     The Agreement is hereby amended by deleting
Section 2.4 in its entirety and inserting the following:

                           "In consideration of the sale, transfer, assignment,
conveyance and delivery by Seller of the Purchased Assets to Buyer, Buyer shall pay to Seller at the Closing Four Hundred Seventy Eight Million One Hundred Thousand Dollars ($478,100,000), subject to adjustment as hereinafter provided

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(the "Purchase Price").  The Purchase Price will be payable in cash by wire transfer of immediately available funds to the account of Seller designated by Seller's written instructions."

                            (d)     The Agreement is hereby amended by
inserting the following subsection (g) at the end of Section 2.7:

                           "(g)     any liabilities and obligations under the
Agreement, dated as of September 14, 1993, between Electronic Data Systems Corporation, a Texas corporation, and AT&T Communications, Inc., a Delaware corporation, whether with respect to periods prior to or following the Closing Date."

                            (e)     The Agreement is hereby amended by
inserting the following subsection (c) to the end of Section 5.3:

                           "Buyer and Seller agree that the amount of the
Purchase Price that shall be allocated to the Telstar 401 satellite shall be zero."

                            (f)     The Agreement is hereby amended by
inserting the following paragraph at the end of Section 5.13:

                           "Seller further agrees to use commercially
reasonable efforts to secure FCC approval to replace the Aurora II-Satcom C-5 satellite that is currently located in the orbital arc at 139(0) West Longitude. If Seller secures such approval, to the extent Seller is legally permitted to do so, (i) Seller will so inform Space Systems/Loral, Inc., a Delaware corporation and an affiliate of Buyer ("SSL"), and if SSL is prepared to deliver in a timely fashion such a replacement satellite at the required level of quality on terms and conditions (including, without limitation, pricing terms) substantially similar to those generally available from other satellite providers, Seller will contract to purchase such satellite on such terms and (ii) it will so inform Buyer and, if Buyer or its affiliates is prepared to provide in a timely fashion tracking, telemetry and command services required by Seller for such a satellite at the required level of service quality on terms and conditions (including, without limitation, pricing terms) substantially similar to those generally available from other service providers, Seller will contract to purchase such services on such terms. Additionally, Seller further agrees to give Buyer and its affiliates the right, but not the obligation, to purchase up to fifty percent (50%) of the transponder service that Seller has on any such satellite, at a price equal to the percentage of such transponder service being purchased by Buyer multiplied by Seller's cost to have such satellite delivered in-orbit (including satellite construction, launch and launch insurance costs), provided that Buyer shall have this right only if Alascom, Inc. consents thereto on or before June 14, 1997, and provided further that Seller shall use commercially reasonable efforts to secure such consent by June 14, 1997."



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                            (g)     The Agreement is hereby amended by
inserting the following subsection (h) to the end of Section 9.3:

                           "Buyer acknowledges that Seller has had discussions
with each of the American Broadcasting Companies, Inc. ("ABC") and the Public Broadcasting Service ("PBS") relating to providing replacement transponder service to such companies as a result of the failure of Telstar 401 ("Replacement Transponder Service"). Buyer agrees to indemnify and hold harmless Seller from and against any claims that either ABC or PBS may assert against Seller with respect to the failure by Buyer to enter into a definitive agreement after the Closing Date with either ABC or PBS, respectively, relating to Replacement Transponder Service."

                            (h)     The Agreement is hereby amended by
inserting the following paragraph (h) to Section 9.3:

                           "(h) Notwithstanding anything contained in this
Agreement to the contrary: (i) Seller shall not be liable to Buyer for any Losses incurred by Buyer arising directly or indirectly out of, resulting directly or indirectly from, or relating directly or indirectly to the failure of the Telstar 401 satellite; and (ii) Seller shall not be liable to Buyer for breach of contract, breach of one or more representations or warranties, indemnification, or one or more tort claims, any or all of which are related directly or indirectly to the failure of the Telstar 401 satellite. Accordingly, Buyer, in consideration of good and valuable consideration, receipt whereof is hereby acknowledged, hereby releases and discharges Seller from all actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts,
controversies, agreements,   promises,  variances,  trespasses,  damages,
judgments, extents, executions, claims and demands whatsoever, in law, admiralty and equity, which against Seller Buyer ever had, now has or hereafter can, shall or may have, for, upon by reason of, in connection with or involving, directly or indirectly, the failure of the Telstar 401 satellite through and including the date of this Agreement."

                            (i)     The Agreement is hereby amended by
inserting the following sentence at the end of Schedule 2.2(e):

                           "The rights of Seller under any property, casualty
or other insurance policy listed on Schedule 3.17 insofar as such rights relate to the Telstar 401 satellite, including all rights to claims under such insurance policies relating to the Telstar 401 satellite."

                            (j)     The Agreement is hereby amended by deleting
Schedule 2.4(b).



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                            (k)     The Agreement is hereby amended by
inserting the following sentence as the fourth bullet point in Schedule 3.6 relating to changes associated with Section 3.6(a):

                            "On January 11, 1997, the Telstar 401's telemetry
and communications ceased working and all subsequent attempts to re-establish contact with this satellite have been unsuccessful."

                            (l) The Agreement is hereby amended by deleting the word "none" from Schedule 3.7 and inserting in its place the following:

                           "Pursuant to an in-orbit insurance policy relating
to the Telstar 401 satellite, the insurers under this policy have the right to take title to the Telstar 401 satellite upon payment for a total loss (as defined in such policy)."

                  2. In accordance with Section 2.3 of the Agreement, Buyer and Seller hereby agree that the Closing Date shall be March 14, 1997.

                  3. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

                  4. Limitation. Except as expressly set forth herein, this Amendment shall not be deemed to waive, amend or modify any term or condition of the Agreement, each of which shall remain in full force and effect.

                  5. Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original, and all of which taken together will be deemed to be but one and the same instrument.



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                            IN WITNESS WHEREOF, the parties hereto have caused
this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                   AT&T CORP.



                                   By:   /s/ Mary Jane McKeever
                                   Name: Mary Jane McKeever
                                   Title: Vice President New
                                          Business Development



                                   LORAL SPACE & COMMUNICATIONS LTD.




                                   By:   /s/ Eric J. Zahler
                                   Name: Eric J. Zahler
                                   Title: Vice President and Secretary